SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 26, 2017

MERCHANTS BANCORP

(Exact name of registrant as specified in its charter)

Indiana	001-38258	20-5747400
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11555 N. Meridian Street, Suite 400, Carmel, Indiana	46032
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (317) 569-7420

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see : General Instruction A.2. below):

☐                      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01                   Entry into a Material Definitive Agreement

On October 26, 2017, Merchants Bancorp (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Sandler O’Neill & Partners, L.P. and Stephens Inc., as representatives (collectively, the “Representatives”) of the several underwriters named in Schedule A attached thereto (the “Underwriters”), relating to the offering, issuance and sale (the “Offering”) of 6,250,000 shares of the Company’s common stock, without par value per share (the “Common Stock”), at an initial public offering price of $16.00 per share. Pursuant to the Underwriting Agreement, the Company also granted the Underwriters an option, exercisable not later than 30 days after the date of the Underwriting Agreement, to purchase up to 937,500 additional shares of Common Stock.

The Offering has been made pursuant to the Company’s Registration Statement on Form S-1 (File No. 333-220623), which was initially filed with the Securities and Exchange Commission (the “Commission”) on September 25, 2017, subsequently amended thereafter, and declared effective by the Commission on October 26, 2017.

The Underwriting Agreement contains customary representations, warranties and agreements by the Company, and customary conditions to closing, indemnification obligations of the Company and the Underwriters, including for liabilities under the Securities Act of 1933, as amended, other obligations of the parties, and termination provisions.

Pursuant to the Underwriting Agreement, the Company, each of its officers and directors and certain other shareholders have agreed, subject to certain exceptions, not to offer, issue, sell, contract to sell, encumber, grant any option for the sale of or otherwise dispose of any shares of Common Stock or other securities convertible into or exercisable or exchangeable for shares of Common Stock for a period of 180 days after from the date of the Underwriting Agreement without the prior written consent of the Representatives.

The foregoing description of the Underwriting Agreement is not complete and is qualified in its entirety by reference to the full text of the Underwriting Agreement, which is attached hereto as Exhibit 1.1 and is incorporated herein by reference.

The Underwriting Agreement is not intended to provide any other factual information about the Company. The representations, warranties and covenants contained in the Underwriting Agreement were made only for purposes of the Underwriting Agreement and as of specific dates, were solely for the benefit of the parties to the Underwriting Agreement, and may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the Underwriting Agreement.

The closing of the Offering occurred on October 31, 2017, following satisfaction of the closing conditions set forth in the Underwriting Agreement. At the closing, the Company issued 6,250,000 shares of Common Stock. The Company received net proceeds of approximately $92.2 million after deducting underwriting discounts and estimated expenses in connection with the Offering.

The foregoing descriptions of the Offering and the documentation related thereto do not purport to be complete and are qualified in their entirety by reference to the Company’s registration statement, as amended, filed with the Commission.

Item 8.01                   Other Events

On October 27, 2017, the Company issued a press release announcing the pricing of its initial public offering of 6,250,000 shares of its common stock at an initial public offering price of $16.00 per share. A copy of this press release is filed as Exhibit 99.1 hereto and incorporated herein by reference.

On October 31, 2017, the Company issued a press release announcing the closing of its initial public offering. A copy of this press release is filed as Exhibit 99.2 hereto and incorporated herein by reference.

Item 9.01                   Financial Statements and Exhibits

Exhibit No.	Exhibit Description
1.1	Underwriting Agreement dated October 26, 2017
99.1	Press Release, dated October 27, 2017
99.2	Press Release, dated October 31, 2017

[Signature Page Follows]

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MERCHANTS BANCORP

By:	/s/ Michael F. Petrie
Michael F. Petrie
Chairman and Chief Executive Officer

Date:  November 1, 2017